UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2005

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

(Former name or former address, if changed since last report): Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 11, 2005, Intermix Media, Inc. (the “Company”) and its wholly owned subsidiary, Social Labs, LLC (“Social Labs”), affiliates of Redpoint Ventures (collectively, “Redpoint”) and MySpace Ventures LLC (“MSV”) entered into a series of agreements providing for the contribution of substantially all of the assets of the Company’s MySpace.com business to a newly formed Delaware corporation named MySpace, Inc. (“MSI”), and the purchase of MSI Common and Preferred Stock by Redpoint for a total purchase price of approximately $11.5 million. As a result of the transaction, the Company received approximately $2.8 million in cash, a promissory note from MSI in the principal amount of $1.5 million (subject to post-closing adjustment), and shares of Common Stock representing approximately 53% equity interest in MSI. Prior to this transaction, the Company, through its wholly owned subsidiary Social Labs, owned a 66% interest in the assets of the MySpace.com business, with MSV owning the remainder. The members of MSV were employees of the Company and became employees of MSI immediately following the closing of the transaction. After payment to MSV of approximately $3.75 million in cash as partial consideration for its contribution of its interest in the assets of the MySpace.com business, the net financing proceeds to MSI were $5 million.

Certain rights and obligations of the Company, MSV and Redpoint (collectively, the “Principal Stockholders”) as MSI stockholders are set forth in a Stockholders Agreement entered into by the Principal Stockholders in connection with the transaction. Under the terms of the Stockholders Agreement, the Principal Stockholders have agreed that the Board of Directors of MSI will consist of five individuals. The Company is entitled to elect two members of MSI’s board of directors and each of Redpoint and MSV is entitled to elect one director. The parties agreed that the fifth director will be appointed by holders of a majority of MSI’s voting stock and that such director will not be an affiliate of the Company or VantagePoint Venture Partners. The Company currently owns a majority of MSI’s voting stock and, as a result, has the ability to designate this fifth director. Each Principal Stockholder is entitled to purchase its pro rata share of securities issued by MSI in the future, subject to certain exceptions. In addition, notwithstanding these exceptions, the Company has a special preemptive right to maintain its majority interest in MSI except in the case of an initial public offering of the equity securities of MSI. Any sale of MSI stock by a Principal Stockholder is subject to a right of first refusal in favor of MSI and the other Principal Stockholders. If the right of first refusal is not exercised, each other Principal Stockholder has the right to participate in the sale on a pro rata basis. Each Principal Stockholder has agreed to vote its shares of MSI stock in favor of any acquisition, sale or public offering of MSI approved by MSI’s board of directors. Subject to certain limitations, the Company also has an option to buy out the other stockholders of MSI based on a valuation of $125.0 million if the Company receives a bona fide offer by a third party to acquire more than 50% of the stock or assets of Intermix within 12 months of the closing date (so long as discussions relating to such third party offer are ongoing). The rights described above generally terminate upon a qualified initial public offering of MSI stock as defined in the agreement and are subject to termination with respect to a particular stockholder if such stockholder ceases to continue to hold a specified number of shares of MSI. MSI and the Principal Stockholders also entered into a registration rights agreement granting the Principal Stockholders demand and “piggyback” registration rights with respect to their shares of MSI stock following an initial public offering of MSI’s securities, subject to certain limitations as set forth in the agreement.

The Company (and its wholly owned subsidiary, Social Labs) and MSV contributed and assigned their respective interests in the assets and contracts related to the MySpace business to MSI pursuant to a Contribution Agreement, subject to a royalty-free, perpetual license from MSI to the Company pursuant to which the Company retained the right to continue to use certain shared intellectual property assets and other software used in the MySpace business. Pursuant to the Contribution Agreement, MSI agreed to assume all obligations and liabilities associated with the MySpace business and to indemnify the Company and MSV against any such liabilities. MSI also executed a three-year unsecured promissory note in favor of the Company in the principal amount of $1.5 million (subject to post-closing adjustment upon the terms set forth in the Contribution Agreement), bearing simple interest at an 8% annual rate, which is subject to mandatory prepayment in the event MSI issues equity or debt securities yielding proceeds of at least $3 million, subject to certain exceptions. In addition, the Company has agreed to continue to provide certain general and administrative services to MSI at cost.

In connection with the transaction, MSI and Redpoint entered into a Stock Purchase Agreement pursuant to which Redpoint purchased 1,137,624 shares of Common Stock and 870,171 shares of Series A Preferred Stock of MSI for an aggregate purchase price of approximately $11.5 million. The Series A Preferred Stock purchased by Redpoint is initially convertible to Common Stock on a 1-for-1 basis and represents approximately 11% of the voting stock of MSI on an as-converted basis. The Common Stock purchased by Redpoint represents approximately 15% of the voting stock of MSI. The rights and preferences of the Series A Preferred Stock are set forth in the Certificate of Incorporation of MSI and include dividend and liquidation preferences, anti-dilution protection, protective provisions related to corporate governance and the right of holders of Series A Preferred Stock to elect a member of MSI’s board of directors.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, the Stockholders Agreement, the Stock Purchase Agreement, the Registration Rights Agreement, the Certificate of Incorporation of MSI and the Promissory Note, each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the transaction described above, on February 11, 2005, MSI entered into an employment agreement with Christopher DeWolfe pursuant to which Mr. DeWolfe will serve as Chief Executive Officer of MSI for a three-year term at a base salary of $225,000 per year, subject to annual increases at the discretion of the board of directors of MSI. Mr. DeWolfe will also be entitled to receive quarterly incentive bonuses contingent upon MSI achieving quarterly performance targets set by the MSI board of directors. If MSI terminates Mr. DeWolfe’s employment for any reason other than for “cause” or if Mr. DeWolfe terminates his employment for a “good reason” (in each case as defined in the agreement), he will be entitled to receive payment of his base salary for an additional six months. Mr. DeWolfe’s options to purchase Company stock will continue to vest in accordance with their terms while he remains employed by MSI. In the event Mr. DeWolfe’s employment is terminated in connection with a “change of control” of MSI (as defined in the agreement), he will receive accelerated vesting of unvested portions of certain outstanding stock options or restricted stock grants. The agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions.

Item 8.01	Other Events

On February 15, 2005, the Company issued a press release announcing the transactions described above. The press release is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description

10.1	Contribution Agreement dated February 11, 2005 by and among MySpace, Inc., Intermix Media, Inc., Social Labs, LLC, and MySpace Ventures, LLC

10.2	Stockholders Agreement dated February 11, 2005 by and among MySpace, Inc., Intermix Media, Inc., MySpace Ventures, LLC, Redpoint Ventures I, L.P., Redpoint Associates I, LLC, Redpoint Ventures II, L.P., Redpoint Associates II, LLC, Redpoint Technology Partners Q-1, L.P., and Redpoint Technology Partners A-1, L.P.

10.3	Series A Preferred and Common Stock Purchase Agreement dated February 11, 2005 by and among MySpace, Inc., Redpoint Ventures I, L.P., Redpoint Associates I, LLC, Redpoint Ventures II, L.P., Redpoint Associates II, LLC, Redpoint Technology Partners Q-1, L.P., and Redpoint Technology Partners A-1, L.P.

10.4	Registration Rights Agreement dated February 11, 2005 by and among MySpace, Inc., Intermix Media, Inc., MySpace Ventures, LLC, Redpoint Ventures I, L.P., Redpoint Associates I, LLC, Redpoint Ventures II, L.P., Redpoint Associates II, LLC, Redpoint Technology Partners Q-1, L.P., and Redpoint Technology Partners A-1, L.P.

10.5	Certificate of Incorporation of MySpace, Inc.

10.6	Promissory Note dated February 11, 2005, made by MySpace, Inc. in favor of Intermix Media, Inc.

99.1	Press Release dated February 15, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2005	Intermix Media, Inc.

	By:	/s/ MICHAEL J. MINCIELI
Michael J. Mincieli
Vice President and Corporate Controller Principal Financial Officer